Exhibit 3.6

LIMITED PARTNERSHIP AGREEMENT

OF

DYNAGAS OPERATING LP

A Marshall Islands Limited Partnership

LIMITED PARTNERSHIP AGREEMENT

OF

DYNAGAS OPERATING LP

This Limited Partnership Agreement of DYNAGAS OPERATING LP, a Marshall Islands limited partnership, dated as of October 29, 2013, is entered into by and among Dynagas Operating GP LLC, a Marshall Islands limited liability company, as the General Partner of the Partnership, and Dynagas LNG Partners LP, as the sole Limited Partner of the Partnership.

RECITALS

WHEREAS, the Partners formed the Partnership pursuant to the Act, and the Partners now desire to organize the Partnership and provide for the rights and obligations of the Partners, the management of the Partnership and its affairs, the conduct of its business, and certain matters related thereto.

NOW, THEREFORE, the Partners hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. The terms used in this Agreement, with their initial letters capitalized, shall, unless the context thereof otherwise requires, have the meanings specified in this Article I. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Act” shall mean the Marshall Islands Limited Partnership Act, as amended from time to time, and any successor to such Act.

(b) “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. As used in this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Agreement” shall mean this Limited Partnership Agreement of Dynagas Operating LP, as may be amended, modified, supplemented or restated from time to time in accordance with its terms. This Agreement shall constitute a “partnership agreement” as such term is defined in the Act.

(d) “Certificate” shall mean the Certificate of Limited Partnership that was filed pursuant to the Act with the Registrar pursuant to which the Partnership was formed on May 30, 2013 as a Marshall Islands limited partnership, as amended or restated from time to time.

(e) “General Partner” shall mean Dynagas Operating GP LLC, a Marshall Islands limited liability company, in its capacity as the general partner of the Partnership, and any successor as the general partner of the Partnership.

(f) “Indemnitee” shall mean (a) the General Partner, (b) any former General Partner, (c) any Person who is or was an Affiliate of the General Partner or any former General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any former General Partner or any Affiliate of the General Partner or any former General Partner as an officer, director, member, partner, fiduciary or trustee of another Person, (provided, however, that Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), and (f) any other Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

(g) “Limited Partners” shall mean the Persons listed as Limited Partners on Schedule I, as it may be updated, amended, supplemented or restated from time to time by the General Partner, and any other limited partner admitted to the Partnership from time to time following the date of this Agreement.

(h) “Partner” shall mean the General Partner or any Limited Partner.

(i) “Partnership” shall mean Dynagas Operating LP, a Marshall Islands limited partnership.

(j) “Percentage Interest” shall mean, with respect to any Limited Partner, the percentage set forth on Schedule I next to such Limited Partner’s name under the heading “Percentage Interest.”

(k) “Person” shall mean a natural person, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, governmental agency or political subdivision thereof or any other juridical entity.

(l) “Registrar” shall mean the Registrar of Corporations of the Republic of the Marshall Islands.

ARTICLE II

ORGANIZATION AND GENERAL PROVISIONS

Section 2.1 Formation. The Partnership was formed as a limited partnership under the Act on May 30, 2013 when the Certificate was filed with the Registrar. Any and all actions in connection with such formation are hereby ratified, confirmed and approved. The General Partner shall thereafter file or cause to be filed any necessary amendments to the Certificate and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which Limited Partners have limited liability) under the laws of the Marshall Islands and any jurisdiction in which the Partnership may elect to do business. Except as otherwise provided herein, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act.

Section 2.2 Name. The name of the Partnership is “Dynagas Operating LP” and all business of the Partnership shall be conducted in such name or such other names that comply with applicable law as the General Partner may from time to time designate.

Section 2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be located at Poseidonos Avenue & 2 Foivis Street, Glyfada, 16674, Greece, or at such other address as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

(b) Unless and until changed by the General Partner, the registered office of the Partnership required by the Act to be maintained in the Republic of the Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, and the name of the Partnership’s registered agent for service of process at such address shall be The Trust Company of the Marshall Islands, Inc.

Section 2.4 Term. The Partnership commenced its existence on the date the Certificate was accepted for filing by the Registrar, and shall continue in existence until an election by the General Partner to dissolve the Partnership in accordance with the Act or pursuant to this Agreement.

Section 2.5 Purpose. The Partnership is formed for the purpose of engaging in any lawful act or activity for which limited partnerships may be formed under the Act, and engaging in any and all activities necessary or incidental to the foregoing.

Section 2.6 Fiscal Year. The fiscal year of the Partnership shall be January 1 to December 31, subject to change by the General Partner from time to time.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1 Capital Contributions. On or near the date of the Partnership’s formation, Dynagas LNG Partners LP shall make an initial capital contribution of $1,000 for its initial Percentage Interest. No Partner shall have the obligation to make any additional capital contribution to the Partnership.

Section 3.2 Percentage Interests. The Percentage Interests of the Partners are set forth on Schedule I, as such schedule may be updated, amended, supplemented or restated from time to time.

ARTICLE IV

CAPITAL ACCOUNTS ALLOCATIONS

Section 4.1 Capital Accounts. From and after the time at which the Partnership is treated as a partnership for U. S. federal income tax purposes, the Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Code and as determined by the General Partner as consistent therewith.

Section 4.2 Allocations. For U.S. federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto. From and after the time at which the Partnership is treated as a partnership for U. S. federal income tax purposes.

Section 4.3 Reserves and Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts and determine the amount of the Partnership’s available cash and appropriate reserves (including cash reserves for future maintenance capital expenditures, working capital and other matters), and the Partnership shall make a distribution to the Partners of the available cash, subject to the reserves. The General Partner may make such cash distributions as it may determine and without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing provision, also distribute to the Partners other Partnership property or other securities of the Partnership or other entities. All distributions, including distributions in liquidation of the Partnership, shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE V

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 5.1 General Partner’s Authority; Reimbursement. Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; and the Limited Partners shall not have any power to control or manage the Partnership. The General Partner shall be reimbursed on a basis as the General Partner may determine for (a) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership) and (b) all other direct and indirect expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 5.1 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 5.2. The General Partner may be removed or replaced only with the written consent of the General Partner and Limited Partners having at least 66 2/3% of the Percentage Interests.

Section 5.2 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.2, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 5.2 shall be made only out of the assets of the Partnership, it being agreed that the Partners shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this Section 5.2 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 5.2.

(c) The indemnification provided by this Section 5.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse any Partner or its Affiliates for the cost of) insurance, on behalf of any Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 5.2, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 5.2(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 5.2 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 5.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 5.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 5.3 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Any amendment, modification or repeal of this Section 5.3 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 5.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 5.4 Loans or Contributions from the Partnership. The Partnership may lend or contribute to any Affiliate or Limited Partner, and any Affiliate or Limited Partner may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notice. Any notice to the Partnership shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a). Any notice to the Partners shall be deemed given if received by it in writing at the address designated in Schedule I, or such other place as the Partners may from time to time designate.

Section 6.2 Liability of Limited Partners. The Limited Partners shall not be liable for any liabilities, or for the payment of any debts and obligations, except to the extent expressly provided in this Agreement or in the Act.

Section 6.3 Transferability of Interests and Withdrawal. Without the prior written consent of the General Partner, a Limited Partner may not (i) transfer all or any part of its ownership interest in the Partnership or (ii) withdraw as a Limited Partner.

Section 6.4 Dissolution. The Partnership shall be dissolved, and its affairs shall be wound up, upon the expiration of its term as provided in Section 2.4.

Section 6.5 Amendments to the Agreement. The General Partner may amend any provision of this Agreement with the consent of the Limited Partners having at least 66 2/3% of the Percentage Interests, and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

Section 6.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 6.7 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 6.8 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

Section 6.9 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Marshall Islands.

Section 6.10 No Third Party Beneficiary. This Agreement is made solely and specifically for the benefit of the Partners and their successors and assigns and no other Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 6.11 Tax Treatment. The Partners intend that the Partnership will be treated either as an entity disregarded from its sole owner or as a partnership for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date set forth above.

General Partner:

Dynagas Operating GP LLC

By:	/s/ Michael Gregos
Name: Michael Gregos
Title: Authorized Signatory

Limited Partner:

Dynagas LNG Partners LP

By:	/s/ Michael Gregos
Michael Gregos
Chief Financial Officer

[Signature Page to Limited Partnership Agreement of Dynagas Operating LP]

SCHEDULE I

PERCENTAGE INTERESTS

Limited Partner Name and Address	Percentage Interest
Dynagas LNG Partners LP c/o Dynagas GP LLC 97 Poseidonos Avenue & 2 Foivis Street Glyfada, 16674, Greece	100.0%

General Partner Name and Address
Dynagas Operating GP LLC 97 Poseidonos Avenue & 2 Foivis Street Glyfada, 16674, Greece